Exhibit 1.01

Conflict Minerals Report
of NVIDIA Corporation
for the Calendar Year Ended December 31, 2014

OUR COMPANY

NVIDIA is dedicated to advancing visual computing, enabling individuals to interact with digital ideas, data and entertainment with an ease and efficiency unmatched by any other communication medium.

Our business model has three elements: creating NVIDIA-branded products and services, offering our processors to original equipment manufacturers, and licensing our intellectual property. NVIDIA-branded products and services are visual computing platforms that address four large markets: Gaming, Enterprise, High Performance Computing and Cloud, and Automotive.

We do not directly manufacture the semiconductor wafers or printed circuit boards used in our products, nor do we manufacture the company’s branded devices. Instead, we utilize what is known as a fabless manufacturing strategy for all of our semiconductor product-line operating segments, whereby we employ world-class suppliers for all phases of the manufacturing process, including wafer fabrication, assembly, testing and packaging. Our suppliers are also responsible for procurement of most of the raw materials used in the production of our products. We also contract with manufacturers to build, test, and distribute our company-branded devices.

Because conflict minerals were necessary to the functionality of the products we contracted to manufacture between January 1, 2014 and December 31, 2014, or the Reporting Period, we conducted a reasonable country of origin inquiry, or RCOI, regarding those conflict minerals. “Conflict minerals” are defined in Item 1.01(d)(3) of the Specialized Disclosure Report on Form SD, or the Form SD, as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, or collectively, 3TG.

REASONABLE COUNTRY OF ORIGIN INQUIRY (RCOI)

To conduct our RCOI, we identified our suppliers and component manufacturers of products manufactured during the Reporting Period, and requested that they each provide NVIDIA with a list of the smelters and refiners associated with the conflict minerals in their products and components via the conflict minerals reporting template, or the CMRT, of the Conflict-Free Sourcing Initiative, or CFSI. Our goal was to determine whether any 3TG in our products or components were from recycled or scrap sources, or originated in the Democratic Republic of the Congo or an adjoining country, which we refer to collectively as the Covered Countries. Approximately 96% of our suppliers and component manufacturers responded with the requested information.

While the majority of our suppliers reported unknown countries of origin for the 3TG contained in our products and components, we also compared their responses with the RCOI data provided by the Conflict-Free Smelter Program, or CFSP, of the CFSI. Our RCOI revealed that 20 smelters and refiners in our supply chain were identified by the CFSI as sourcing from the Covered Countries, and that all 20 have undergone an independent third-party audit and have been designated as “conflict-free” by the CFSP. Therefore, we believe that a portion of the conflict minerals contained in such products originated in the Covered Countries.

NVIDIA’s supply chain is complex and there are multiple tiers between NVIDIA and the actual mining of the conflict minerals. Because we utilize a fabless manufacturing strategy, we must rely on our suppliers and component manufacturers, including sub-tier suppliers, to provide us with information on the origin of the conflict minerals contained in our products and product components. We are filing this Conflict Minerals Report pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, or Rule 13p-1, because we are unable to determine, as of the date of the filing of the Form SD to which this Conflict Minerals Report is an exhibit, the origin of all conflict minerals that were contained in the products we contracted to manufacture during the Reporting Period.

DUE DILIGENCE PROGRAM DESIGN

Our conflict minerals due diligence program is designed to conform in all material respects with the framework recommended by the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, or the OECD Guidance, as it relates to our supply chain position as a “downstream” purchaser. Summarized below are the components of our program as they relate to the five-step framework set forth in the OECD Guidance:

OECD Guidance Step 1: Establish strong company management systems

•
Adopted and publicly communicated a company-wide Corporate Responsibility Directive, in which we declare that we abide by the Code of Conduct of the Electronic Industry Citizenship Coalition, or EICC, including the standard regarding responsible sourcing of conflict minerals, which can be found on our website at http://www.nvidia.com/content/includes/gcr/pdf/nvidia-corporate-responsibility-directive-2014.pdf

•
As a member of the EICC, required that our suppliers and contract manufacturers acknowledge and implement the EICC’s Code of Conduct, which includes an obligation to conduct due diligence regarding conflict minerals

•
Adopted and publicly communicated a conflict minerals company statement endorsed by our Executive Vice President, Operations, which is posted on our website at http://www.nvidia.com/content/includes/gcr/pdf/nvidia-dodd-frank-conflict-minerals-position-statement.pdf

•
Assembled internal conflict minerals team, with representation by NVIDIA’s Operations (covering Silicon Products and System-Level Products groups), Legal, Sales and Corporate Responsibility departments

•
Established a system of control and transparency over our conflict minerals supply chain by engaging first-tier and second-tier suppliers and requesting relevant information through the use of a third-party supplier management vendor which utilized due diligence tools created by the CFSI, including the CMRT

•
Provided updates on our conflict minerals due diligence progress and status on at least a quarterly basis to certain members of NVIDIA’s senior management, including our Executive Vice President, Operations; Senior Vice President, Systems and Application Engineering; and Executive Vice President and Chief Administrative Officer

•	Maintained a company grievance mechanism available internally to allow reporting about any matter of concern, including those related to conflict minerals

OECD Guidance Step 2: Identify and assess risk in the supply chain

•	Identified relevant suppliers that supplied products containing 3TG by reference to bills of materials

•	Requested such suppliers to provide information regarding smelters or refiners in our supply chain by using the CMRT

•	Reviewed supplier responses for completeness and accuracy

•	Compared information in supplier responses with the list of 3TG processing facilities that received a “conflict-free” designation, produced by the CFSP

•	Contacted non-responsive suppliers, requesting their responses

•	Provided suppliers with feedback on responses containing errors, inconsistencies or incomplete information

OECD Guidance Step 3: Design and implement a strategy to respond to risk

•
Held regular conflict minerals team meetings to review, among other things, our conflict minerals program, any potential or actual risks identified during due diligence, and the status of supplier responses

•	Reported progress on a quarterly basis to our Executive Vice President, Operations

•	Identified main risks in our supply chain

•	Contacted certain smelter and refiner facilities that have not received a “conflict-free” designation from an independent third-party audit program to encourage their participation

•	Implemented a risk mitigation response plan to monitor and track unresponsive suppliers and/or incomplete or inaccurate supply chain information

•	Requested that certain suppliers remove specific smelters or refiners from their supply chain that we deemed to be high-risk

OECD Guidance Step 4: Independent third-party audit of smelter/refiner’s due diligence practices

•	Relied on the CFSP to coordinate third-party audits of smelters and refiners to validate the sourcing practices of such facilities in our supply chain

•	Provided indirect financial support for such third-party audits through our continued membership in the EICC and CFSI

•	Participated in EICC work groups, including smelter engagement and outreach

OECD Guidance Step 5: Report annually on supply chain due diligence

•
Adopted and publicly communicated a conflict minerals company statement endorsed by our Executive Vice President, Operations, which is posted on our website at http://www.nvidia.com/content/includes/gcr/pdf/nvidia-dodd-frank-conflict-minerals-position-statement.pdf

•	Published conflict minerals information in our annual corporate responsibility report, which is posted on our website at http://www.nvidia.com/gcr

•
Filed our Form SD for the reporting period from January 1, 2014 to December 31, 2014, including this Conflict Minerals Report, with the Securities Exchange Commission and made it available on the Investor Relations pages of our Web site at http://investor.nvidia.com/sec.cfm

•	Reported supply chain smelter information in this Conflict Minerals Report

DESCRIPTION OF DUE DILIGENCE MEASURES PERFORMED

We designed and adopted a risk management plan that includes due diligence reviews of suppliers, smelters and refiners which may be sourcing or processing conflict minerals from the Covered Countries. We requested supply chain information from our suppliers, and performed additional follow up with those suppliers whose CMRTs contained incomplete or potentially inaccurate information. After reviewing the names provided by our suppliers and component manufacturers against the CFSI lists of verified smelters and refiners, we consulted with our CFSI colleagues to distinguish those that were actual smelters and refiners from other participants in the upstream supply chain, such as brokers and traders. We provided our list of smelters and refiners for inclusion in the CFSP, which utilized an independent third party to conduct audits, according to the standards of the OECD Guidance, of willing smelters and refiners to determine the source and origin of their ore, as well as whether they were conflict-free.

Based on the due diligence described above, we determined that the supply chain for our products contracted to be manufactured during the Reporting Period sourced conflict minerals from up to 377 processing facilities worldwide, of which: 256 have been recognized by the CFSP as being legitimate smelters or refiners; 152 have been validated by the CFSP as being conflict-free, including some conflict-free tantalum, tin and tungsten that originated from the Covered Countries; and another approximately 38 are in the process of being audited by an independent third party. The remaining facilities are split between those smelters and refiners which have not previously consented to be audited and those facilities not currently recognized by the EICC as a smelter or refiner. A list of CFSP-validated and compliant smelters and refiners contained in our supply chain is attached hereto as Exhibit A.

We requested mine or location of origin information from each of our suppliers for the purposes of determining the source and chain of custody of the necessary 3TG in our supply chain. While some of our suppliers reported the names or countries of sourcing mines, most were unable to obtain mine or location of origin information for their necessary 3TG.

STEPS TAKEN OR TO BE TAKEN TO MITIGATE RISK AND IMPROVE DUE DILIGENCE

NVIDIA has been a member of the EICC, a coalition of leading electronics companies working together to improve social, ethical, and environmental responsibility in the global supply chain, since 2007. Beginning in 2012, we have also been an active participant in the EICC-Global e-Sustainability Initiative, or GeSI, Extractives Work Group, or the Extractives Work Group, a multi-sector partnership focused on addressing conflict minerals issues and challenges. In 2013, the EICC and GeSI announced the launch of the CFSI to replace the Extractives Work Group. Additionally, to support initiatives targeted at improving the traceability of conflict minerals in the Great Lakes Region of Central Africa, which includes the Democratic Republic of the Congo, we joined the Public-Private Alliance for Responsible Minerals Trade in 2013.

We are also part of 2 sub-work groups of the CFSI. Since 2013, we have been a participant in the Due Diligence Data Collection team, which develops updates to the CMRT. In 2015, we joined the Smelter Engagement Team to perform outreach to smelters, encouraging recognized smelters and refiners to participate in the CFSP. Since NVIDIA’s involvement with the Smelter Engagement Team, one smelter has agreed to meet with a representative of sub-work group to obtain more information about the CFSP and to gain a better understanding of the relevant conflict minerals reporting requirements. Apart from our participation with the Smelter Engagement Team, we have also contacted approximately 30 smelters and refiners directly to encourage them to be audited through to CFSP.

In 2014, we also commenced the use of third-party supplier management software to assist the company with:

•	Obtaining the proper and accurate contact information of the relevant supplier representatives

•	Distribution of the CMRT to our suppliers

•	Collection and validation of our suppliers’ responses

•	Follow up with non-responsive suppliers or those providing inaccurate or incomplete CMRTs

•	Aggregation of supplier data for analysis

After undertaking the actions described above, we experienced an increase to our supplier response rate from approximately 80% in calendar year 2013 to approximately 96% in calendar year 2014.

INHERENT LIMITATIONS ON DUE DILIGENCE MEASURES

Because of our fabless manufacturing strategy and our contract manufacturing process for our branded devices, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters, refiners, and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

PRODUCT DESCRIPTION

During the Reporting Period, we identified the following products that may contain necessary conflict minerals that we manufactured or contracted to manufacture:

•	Graphic Processing Units, including:

◦	GeForce®;

◦	Quadro®;

◦	Tesla®; and

◦	GRID®

•	Tegra processors

•	NVIDIA SHIELDTM gaming portables, controllers and tablets

•	Tegra NOTE tablets

•	Icera modem chipsets

•	NVIDIA 3D vision glasses

The description of our due diligence process above to determine the location of origin of the conflict minerals in NVIDIA’s products is hereby incorporated by reference into this section of our Conflict Minerals Report.

EXHIBIT A

CFSP-recognized smelters and refiners as of May 2015

Metal	Name of Smelter or Refiner	Smelter or Refiner Location
Gold	Advanced Chemical Company	United States
Gold	Aida Chemical Industries Co Ltd	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Bauer Walser AG	Germany
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Métaux SA	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co., Ltd.	Republic of Korea
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Do Sung Corporation	Republic of Korea
Gold	Doduco	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Faggi Enrico S.p.A.	Italy
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	China
Gold	Geib Refining Corporation	United States
Gold	Guangdong Jinding Gold Limited	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Hunan Chenzhou Mining Industry Co. Ltd.	China
Gold	Hwasung CJ Co., Ltd.	Republic of Korea
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan

Gold	Jiangxi Copper Company Limited	China
Gold	Johnson Matthey Inc.	United States
Gold	Johnson Matthey Limited	Canada
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Metal Co., Ltd.	Republic of Korea
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L' azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Company Limited	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS-NIKKO Copper Inc.	Republic of Korea
Gold	Luoyang Zijin Yinhui Gold Smelting	China
Gold	Materion	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Met-Mex Penoles, S.A.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohio Precious Metals, LLC	United States
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastvetmet)	Russian Federation
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	PAMP SA	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Perth Mint	Australia
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Republic Metals Corporation	United States
Gold	Royal Canadian Mint	Canada
Gold	Sabin Metal Corp.	United States
Gold	Samduck Precious Metals	Republic of Korea
Gold	SAMWON Metals Corp.	Republic of Korea

Gold	Schone Edelmetaal	Netherlands
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Republic of Korea
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi SA	Switzerland
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc	United States
Tantalum	F & X	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	China
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Hi-Temp	United States
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tambre Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	KEMET Blue Powder	United States

Tantalum	King-Tan Tantalum Industry Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee SE Liezen	Austria
Tantalum	Plansee SE Reutte	Austria
Tantalum	QuantumClean	United States
Tantalum	RFH	China
Tantalum	Solikamsk Metal Works	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Telex Metals	United States
Tantalum	Ulba	Kazakhstan
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Zhuzhou Cemented Carbide	China
Tin	Alpha Metals	United States
Tin	China Rare Metal Material Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Cooper Santa	Brazil
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Gita Pesona	Indonesia
Tin	CV Justindo	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Feinhütte Halsbrücke GmbH	Germany
Tin	Fenix Metals	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Linwu Xianggui Smelter Co	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S/A	Brazil
Tin	Metallic Resources, Inc.	United States
Tin	Metallo-Chimique N.V.	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	OMSA	Bolivia
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT JusTindo	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Supra Sukses Trinusa	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Wahana Perkit Jaya	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Thailand Smelting & Refining Co Ltd	Thailand
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	White Solder Metalurgica	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company, Ltd.	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganxian Shirui New Material Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China